Exhibit 99.1

FOR IMMEDIATE RELEASE

InfoLogix Announces Fourth Quarter and Full Year 2006

Financial Results

Hatboro, PA (March 15, 2007) — InfoLogix, Inc. (OTCBB:IFLG), a leading provider of mobile enterprise technology solutions for healthcare and commercial organizations, today announced financial results for the quarter and year ended December 31, 2006.  For the fourth quarter of 2006, the Company reported total revenue of $16.4 million and a net loss of $2.5 million, or $0.15 per basic and diluted share.  For the full year 2006, the Company reported total revenue of $60.8 million and a net loss of $1.9 million, or $0.14 per basic and diluted share.

Key Operational Highlights

•                  Completed a $17 million equity financing to support investment in business development efforts, sales force expansion and acquisition strategy;

•                  Common stock commenced trading on the OTC Bulletin Board on December 8, 2006;

•                  Formed a nine-person Board of Directors including prominent leaders in business, professional sports, and mobile technology led by Chairman Warren V. “Pete” Musser, renowned investor and CEO of The Musser Group;

•                  Reached significant milestones with over 1,900 customer solutions, 1,100 of which are specialized hospital solutions installed as of December 31, 2006;

•                  Signed the largest managed services contract in the Company history;

•                  Continued to expand the sales of higher value mobile solutions; and

•                  Expanded sales, marketing and technical staff and infrastructure in preparation for planned growth of RFID solutions, mobile managed services, new product introductions and new value added services and applications.

David Gulian, President and Chief Executive Officer of InfoLogix, stated, “Our net losses for the fourth quarter and full year 2006 were primarily related to transaction costs associated with our reverse merger in November and incremental investments in building our sales team and marketing resources to accommodate our planned growth.  With all merger related transaction expenses behind us and the bulk of our sales and marketing investments completed, we will seek to leverage our scalable infrastructure and leadership in mobile healthcare and commercial solutions to capitalize on substantial opportunities in the high-growth healthcare and enterprise workforce automation sectors.”

“Our plan for 2007 involves a combination of driving existing sales opportunities and pursuing select acquisitions,” Gulian continued.  “We are focusing on our channel-partner strategy, and are continuing our business application development to broaden our offerings to existing customers and accelerate our regional market share growth.  We now have capital for select acquisitions of service-oriented companies with complementary business application suites and consultative services.”

Full Year 2006 Financial Results

Revenue for the year ended December 31, 2006 increased 9.6% to $60.8 million from $55.5 million for the year ended December 31, 2005.  The annual revenue increase was primarily attributed to the expansion of the Company’s healthcare business as the result of an increase in the Company’s field-sales force.

Gross margin increased to 24.6% for the year ended December 31, 2006 compared with 23.2% for the year ended December 31, 2005.  The increase in gross margin reflected the increased sales of more profitable mobile workstation hardware, offset by a decrease in the sale of third-party hardware.

Selling, general and administrative expenses totaled $17.9 million for 2006 compared with $11.7 million for 2005.  The increase was primarily related to: increases in salary and commission expense related to an increased field-sales force; professional and advisory fees related to the reverse merger; one- time bonuses made to executives as the result of the reverse merger and financing transaction; and $2.8 million recorded as stock-based compensation expense attributable to options and warrants issued to management, employees and advisors.

At December 31, 2006, InfoLogix had cash and cash equivalents totaling $12.9 million, working capital of $13.5 million, long-term debt of $1.3 million, and stockholders’ equity of $15.9 million.

Fourth Quarter 2006 Financial Results

Revenue for the fourth quarter ended December 31, 2006 increased 2.0% to $16.4 million from $16.1 million for the fourth quarter of 2005.

Gross margin increased to 22.8% for the fourth quarter of 2006 compared with 21.2% for the fourth quarter of 2005, primarily from a large order for third-party hardware sold in the fourth quarter 2006 carrying a higher average gross margin.

Selling, general and administrative expenses totaled $7.8 million for the fourth quarter of 2006 compared with $3.1 million for the fourth quarter of 2005. These expenses were $4.7 million, or 152.8%, higher in the comparable periods as the result of: recruiting fees associated with an increase in hiring of sales and operations staff; professional and advisory fees related to the reverse merger; one- time bonuses made to executives as the result of the reverse merger and financing transaction; and $2.8 million recorded as stock based compensation expense attributable to options and warrants issued to management, employees and advisors.

Outlook

InfoLogix intends to focus on, and make investments in, the following stated strategies for growth and expansion in 2007:

•                  Develop and market new business applications and value-added solutions to complement the Company’s existing suite of mobile connectivity applications and device and infrastructure solutions;

•                  Establish additional strategic partnerships to create a deeper offering of software applications;

•                  Acquire service-based companies with synergistic technologies, services, strategies and expertise in the healthcare and commercial markets;

•                  Broaden its regional presence to additional domestic emerging centers of healthcare and commercial activity; and

•                  Further expand its sales force to facilitate planned geographic extension and projected growth.

Conference Call and Webcast

Management will host a conference call with the investment community today at 5:00 p.m. Eastern time.  Interested parties may participate in the teleconference by dialing 800-257-2182 or 303-262-2160 for international callers.  When prompted, ask for the “InfoLogix Investor Conference Call.”  A telephonic replay may be accessed approximately two hours after the call through March 23, 2007, by dialing 800-405-2236 and entering the replay access code 11085598#.

The teleconference will be webcast simultaneously on the InfoLogix website at www.infologixsys.com under Investors: Event Calendar.  The webcast replay will be archived for 12 months.

About InfoLogix

As a leading provider of mobile enterprise technology solutions, InfoLogix uses the industry’s most advanced wireless information technology to increase the efficiency, accuracy, and transparency of complex business and clinical processes.  With over seventeen patents, InfoLogix provides strategic consulting, business applications, mobile managed services, end-user platform, connectivity and infrastructure solutions to Fortune 1000 clients including Kraft Foods, Merck and Company, General Electric, News America Corporation, Mercedes Benz, Kaiser Permanente, Adventist Health, Universal Health Services, and Stanford School of Medicine. InfoLogix is a publicly-traded company (OTCBB:  IFLG).  For more information on InfoLogix, please visit: www.infologixsys.com.

Safe Harbor Statement

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that represent our expectations or beliefs about future events and financial performance.  Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including those described in the filings we make with the Securities and Exchange Commission. Actual results could differ materially from those suggested by the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect new information events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

Jay Roberts

Chief Financial Officer

215-604-0691 x1102

Melissa Dixon

The Piacente Group

212-481-2050
melissa@thepiacentegroup.com

—financial tables follow—

INFOLOGIX, INC.

 CONSOLIDATED STATEMENTS OF OPERATIONS

 FOR THE FOURTH QUARTERS AND YEARS ENDED DECEMBER 31, 2006 AND 2005

	Fourth Quarter		Full Year
	2006	2005	2006	2005

Revenues	$16,439,964	$16,121,982	$60,786,377	$55,472,056

Cost of revenues	12,691,288	12,704,258	45,836,514	42,605,150

Gross profit	3,748,676	3,417,724	14,949,863	12,866,906

Selling, general and administrative expenses	7,845,052	3,103,657	17,897,567	11,661,138

Operating (loss) income	(4,096,376)	314,067	(2,947,704)	1,205,768

Interest expense	120,302	79,723	608,746	525,205

Income (loss) before income tax benefit	(4,216,678)	234,344	(3,556,450)	680,563

Income tax benefit	1,686,964	—	1,686,964	—

Net (loss) income	$(2,529,714)	$234,344	$(1,869,486)	$680,563

(Loss) earnings per share:
Basic	$(0.15)	$0.02	$(0.14)	$0.05
Diluted	$(0.15)	$0.02	$(0.14)	$0.05

Weighted average shares outstanding:
Basic and diluted	16,479,966	12,500,000	13,503,170	12,500,000

INFOLOGIX, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

ASSETS
	2006	2005
Currents assets:
Cash and cash equivalents	$12,882,044	$447,901
Accounts and other receivables (net of allowance for doubtful accounts in the amount of $120,000 and $100,000 as of December 31, 2006 and 2005, respectively)	11,797,265	10,223,024
Inventory, net	2,227,201	1,912,018
Prepaid expenses and other current assets	906,793	334,450
Deferred tax assets — short-term	311,478	—
Total current assets	28,124,781	12,917,393

Property and equipment, net	1,440,338	1,338,842
Intangible assets, net	871,976	910,782
Deferred tax assets — long-term	1,375,486	—

Total assets	$31,812,581	$15,167,017

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,584,489	$7,135,956
Line of credit	5,954,672	4,443,327
Current portion of notes payable — bank	833,333	285,714
Current portion of capital lease obligations	116,973	116,973
Current portion of notes payable — stockholders	—	800,000
Sales tax payable	342,064	271,390
Accrued expenses	767,967	649,043
Deferred revenue	—	186,397
Total current liabilities	14,599,498	13,888,800

Notes payable — bank, net of current maturities	1,194,445	285,714
Capital lease obligations, net of current maturities	130,378	247,351
Total liabilities	15,924,321	14,421,865

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $.00001; authorized 10,000,000 shares; none issued or outstanding	—	—
Capital stock, par value $.00001; authorized 100,000,000 shares; issued and outstanding 23,595,663 shares and 12,500,000 shares at December 31, 2006 and 2005, respectively	236	125
Additional paid in capital	17,802,373	49,875
Retained earnings (deficit)	(1,914,349)	695,152
Total stockholders’ equity	15,888,260	745,152

Total liabilities and stockholders’ equity	$31,812,581	$15,167,017

INFOLOGIX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Operating activities:
Net income (loss)	$(1,869,485)	$680,563
Adjustments to reconcile net income (loss) to operating cash flow:
Depreciation and amortization	1,319,847	1,044,903
Allowance for doubtful accounts receivable	20,000	—
Inventory obsolescence	123,965	35,000
Share based compensation	2,773,434	—
Deferred income tax benefit	(1,686,964)	—
Changes in:
Accounts receivable	(1,594,241)	(2,875,262)
Inventory	(439,148)	(91,578)
Prepaid expenses	(572,343)	280,357
Accounts payable	(551,467)	1,580,749
Sales tax payable	70,674	113,975
Accrued expenses	118,924	(294,211)
Deferred revenue	(186,397)	146,322

Net cash provided by (used in) operating activities	(2,473,203)	620,818

Investing activities:
Acquisition of property and equipment	(959,487)	(790,068)
Acquisition of intangible assets	(423,048)	(498,991)
Net cash used in investing activities	(1,382,535)	(1,289,059)

Financing activities:
Proceeds from long-term debt	2,500,000	917,892
Repayment of long-term debt	(1,160,597)	(389,282)
Net borrowings from line of credit	1,511,345	409,888
Repayment of notes payable - stockholders	(800,000)	—
Common stock issued for cash, net of offering costs	14,979,149	—
Dividends paid to Stockholders	(740,015)	(170,127)
Net cash provided by financing activities	16,289,882	768,371

Net change in cash and cash equivalents	12,434,143	100,130

Cash and cash equivalents at beginning of year	447,901	347,771

Cash and cash equivalents at end of year	$12,882,044	$447,901

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$664,543	$555,251

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

Issuance of warrants in connection with a private placement	$1,234,800
Capital lease obligation incurred for new equipment		$439,000